Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Monday, November 7, 2022

Titan International, Inc. Reports Record Third
Quarter Financial Performance
Adjusted EBITDA of $61 million, a YoY $26 million increase
Reported EPS of $0.68/share, a YoY growth of $0.50/share

Other Quarter Highlights
•Net sales were $531 million, an $80 million (18%) YoY increase, the strongest Q3 sales level in TWI history
•Gross margin was 16.5% versus 13.4% a year ago
•Free cash flow was $40 million in Q3 and $69 million YTD, a $34 million YoY increase for the quarter and a $96 million YoY increase for the year

CHICAGO, ILLINOIS, November 7, 2022 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the third quarter ended September 30, 2022.

“The Titan team continues to execute well throughout our businesses as we delivered a strong performance again this quarter,” stated Paul Reitz, President and Chief Executive Officer. “This quarter we experienced sales growth of 18% compared to the third quarter last year that was supported with healthy volume gains. I want to remind everyone that when looking at quarters sequentially our third quarter production days are impacted by our normal plant maintenance shutdowns and the traditional summer vacation in US and August holidays in Europe. With that being said, we delivered solid margins this period with adjusted EBITDA of $61 million this quarter that compares to $35 million last year. This strong performance reflects all of our business units continuing to execute at a high-level. I’ve stated numerous times throughout the many global challenges of the past couple years that our Titan team has been exceptional with our determination and resilience, and we are proud of the results that we have produced.

“Titan has significantly strengthened its financial position over the past two years and this quarter was no exception as we generated $40 million in free cash and have reduced our debt by $35 million this quarter. This reduces our net debt leverage to 1.4 times adjusted EBITDA. Our strong financial performance over the past couple years when combined with the improvements to our balance sheet and solid free cash flow generation, has meant that Titan has created tremendous shareholder value.

“The business climate is swimming with noise these days, but if you sift through it you will find that Agriculture is standing on solid ground. We have continually stated that farmers are in a good financial position and the recent USDA reports illustrates that corn and soybean supply-demand will support good pricing into 2024, at a minimum.

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Farmers look at crop prices as one of the key indicators for purchasing new equipment. That combined with pent-up demand from supply chain and labor disruptions at OEM’s, along with continuing low levels of available used equipment, bodes well for 2023 large Ag demand. We believe that the bigger picture view is that large Ag remains in a solid position, and we expect the sector to work through current supply chain challenges with a bright future ahead. Small Ag equipment inventory levels are starting to normalize to pre-Covid levels, while used small Ag prices remain well above those levels. However, inventory levels are still below historical norms and there is need to keep current production levels in order to normalize business conditions. We have a strong customer base in small Ag and will watch inventory and order levels closely as we prepare our 2023 operational plans.”

“Our 2022 expectations for sales, adjusted EBITDA and free cash flow represent the highest level achieved throughout our long history. With our performance through three quarters and our current visibility for the remainder of the year, we expect to finish the year at the top end of our previously communicated targets. We continue to believe the key elements are in place to drive continued positive momentum for the business.”

Results of Operations

Net sales for the third quarter ended September 30, 2022, were $530.7 million, compared to $450.4 million in the comparable quarter of 2021, an increase of 17.8 percent. The net sales increase was across all segments and driven by price/product mix and volume, with price having a greater impact in the most recent quarter. The increase in net sales was unfavorably impacted by foreign currency translation of 4.7% or $21 million, primarily due to the weakening euro and Turkish lira. On a constant currency basis, net sales for the third quarter 2022 would have been $551.8 million.

Gross profit for the third quarter ended September 30, 2022 was $87.6 million, compared to $60.3 million in the comparable prior year period. Gross margin was 16.5 percent of net sales for the quarter, compared to 13.4 percent of net sales in the comparable prior year period. The solid growth in gross profit and margin during the third quarter as compared to the prior year period was across all segments and was driven by the impact of increases in net sales, as described previously, and improved operating leverage in our production facilities. In addition, cost reduction and productivity initiatives continue to be executed across global production facilities.

Selling, general, administrative, research and development (SGARD) expenses for the third quarter of 2022 were $33.8 million, compared to $34.6 million for the comparable prior year period. As a percentage of net sales, SGARD was 6.4 percent, compared to 7.7 percent for the comparable prior year period. The decrease in SGARD during the quarter as compared to the prior year was driven primarily by a decrease in legal fees and variable expenses associated with Australian wheel business that was sold in the first quarter of 2022.

Income from operations for the third quarter of 2022 was $50.5 million, or 9.5 percent of net sales, compared to income of $22.9 million, or 5.1 percent of net sales, for the third quarter of 2021.  The increase in income from operations during the quarter as compared to the prior year was primarily due to the higher sales and improvements in gross profit margins.

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Brazilian Tax Credits and Income Taxes Paid

In June 2021, the Company’s Brazilian subsidiaries received a notice that they had prevailed on an existing legal claim in regards to certain non-income (indirect) taxes that had been previously charged and paid. The matter specifically relates to companies’ rights to exclude the state tax on goods circulation (a value-added-tax or VAT equivalent, known in Brazil as “ICMS”) from the calculation of certain additional indirect taxes (specifically the program of social integration (“PIS”) and contribution for financing of social security (“COFINS”) levied by the Brazilian States on the sale of goods.

During the second and third quarter of 2022, the Company submitted the related supporting documentation and received the approval from the Brazilian tax authorities for two of its Brazilian subsidiaries. For the three and nine months ended September 30, 2022, the Company recorded $9.5 million and $32.0 million within other income in the condensed consolidated statements of operations. The Company also recorded $1.6 million and $9.4 million of income tax expense associated with the recognition of these indirect tax credits for the three and nine months ended September 30, 2022. The Company expects to be able to apply the tax credits received to settle the income tax liability that was incurred as a result of the credit. The Company also expects to utilize the majority of the credit against future PIS/COFINS and income tax obligations over the next twelve months. For the nine month period ended September 30, 2022, the company has utilized approximately $10.0 million of the tax credits, which is included within income taxes paid of $27.7 million on the supplemental information of the condensed consolidated statement of cash flow. Excluding the utilization of $10.0 million of tax credits, the company paid approximately $17.7 million of income taxes for the nine month period ended September 30, 2022.

Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended			Nine months ended
	September 30,			September 30,
	2022	2021	% Increase	2022	2021	% Increase
Net sales	$289,259	$244,373	18%	$917,443	$684,636	34%
Gross profit	45,949	33,214	38%	155,794	98,294	58%
Profit margin	16%	14%	17%	17%	14%	18%
Income from operations	31,125	18,156	71%	106,126	54,228	96%

During the quarter ended September 30, 2022, net sales increased 18 percent driven by increased market activity through all of our global operations. Volume increased from healthy demand in the global agricultural market, reflective of high farm commodity prices and increased farmer income, the need for replacement of an aging large equipment fleet and the need to replenish equipment inventory levels within the equipment dealer channels.

The increase in gross profit and margin is primarily attributable to the impact of increases in net sales as described previously and cost reduction and productivity initiatives executed across global production facilities. The Company balanced the increases of related raw materials and other inflationary cost impacts with corresponding price increases to protect profitability.

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Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended			Nine months ended
	September 30,			September 30,
	2022	2021	% Increase	2022	2021	% Increase
Net sales	$199,921	$168,408	19%	$611,550	$509,930	20%
Gross profit	34,959	21,263	64%	102,651	63,333	62%
Profit margin	17%	13%	38%	17%	12%	35%
Income from operations	21,836	7,913	176%	59,952	20,950	186%

During the quarter ended September 30, 2022, the 19 percent increase in earthmoving/construction net sales was driven by increased demand across all aspects of the construction and mining markets.

The increase in gross profit and margin was primarily driven by better price realization and continued improved production efficiencies stemming from the strong management actions taken to improve profitability for the long-term. The Company balanced the increases related to raw materials and other inflationary cost impacts with corresponding price increases to maintain profitability.

Consumer Segment

(Amounts in thousands)	Three months ended			Nine months ended
	September 30,			September 30,
	2022	2021	% Increase	2022	2021	% Increase
Net sales	$41,542	$37,601	10%	$130,621	$97,973	33%
Gross profit	6,725	5,815	16%	25,570	13,400	91%
Profit margin	16%	15%	5%	20%	14%	43%
Income from operations	4,856	3,519	38%	18,976	7,067	169%

During the quarter ended September 30, 2022, the 10 percent increase in net sales was driven by increased market activity, similar to agriculture and construction markets, with growth coming from product growth initiatives. A portion of the increase in demand related to specialty products in the United States, primarily custom mixing of rubber stock to third parties.

The increase in gross profit and margin was due primarily to sales growth, increased price/product mix and the positive impact of sales volume increases on improved operating leverage.

Non-GAAP Financial Measures

Adjusted EBITDA was $61.2 million for the third quarter of 2022, compared to $35.1 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the third quarter of 2022 was income of $34.1 million, equal to income of $0.54 per basic and diluted share, compared to income of $10.8 million, equal to income of $0.17 per basic and diluted share, in the third quarter of 2021. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating

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performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the third quarter of 2022 with total cash and cash equivalents of $116.6 million, compared to $98.1 million at December 31, 2021. Long-term debt at September 30, 2022, was $414.6 million, compared to $452.5 million at December 31, 2021. Short-term debt was $32.3 million at September 30, 2022, compared to $32.5 million at December 31, 2021. Net debt (total debt less cash and cash equivalents) was $330.3 million at September 30, 2022, compared to $386.8 million at December 31, 2021.

Net cash provided by operating activities for the first nine months of 2022 was $102.2 million, compared to net cash used for operations of $2.3 million for the comparable prior year period. Capital expenditures were $32.8 million for the first nine months of 2022, compared to $24.3 million for the comparable prior year period. Capital expenditures during the first nine months of 2022 and 2021 represent equipment replacement and improvements, along with new tools, dies and molds related to new product development, as the Company seeks to enhance the Company’s manufacturing capabilities and drive productivity gains.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the third quarter financial results on Tuesday, November 8, 2022, at 9:00 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link https://events.q4inc.com/attendee/604945939 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 844 200 6205
United States:         1 646 904 5544
All other locations:     +1 929 526 1599

Participants Access Code: 558606

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

Net sales	$530,722	$450,382	$1,659,614	$1,292,539
Cost of sales	443,089	390,090	1,375,599	1,117,512
Gross profit	87,633	60,292	284,015	175,027
Selling, general and administrative expenses	31,410	32,217	102,306	98,811
Research and development expenses	2,434	2,370	7,592	7,451
Royalty expense	3,298	2,805	9,217	7,915
Income from operations	50,491	22,900	164,900	60,850
Interest expense	(7,221)	(7,818)	(22,835)	(23,939)
Loss on senior note repurchase	—	—	—	(16,020)
Foreign exchange gain	1,198	416	8,749	9,125
Other income	9,691	648	24,526	1,512
Income before income taxes	54,159	16,146	175,340	31,528
Provision for income taxes	11,446	5,342	39,128	9,927
Net income	42,713	10,804	136,212	21,601
Net (loss) income attributable to noncontrolling interests	(456)	(383)	1,950	(387)
Net income attributable to Titan and applicable to common shareholders	$43,169	$11,187	$134,262	$21,988

Income per common share:
Basic	$0.69	$0.18	$2.13	$0.36
Diluted	$0.68	$0.18	$2.11	$0.35
Average common shares and equivalents outstanding:
Basic	62,803	62,340	63,107	61,844
Diluted	63,229	62,601	63,587	62,523

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	September 30, 2022	December 31, 2021

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$116,581	$98,108
Accounts receivable, net	282,145	255,180
Inventories	412,967	392,615
Prepaid and other current assets	88,954	67,401
Total current assets	900,647	813,304
Property, plant and equipment, net	287,618	301,109
Operating lease assets	9,528	20,945
Deferred income taxes	16,416	16,831
Other long-term assets	33,270	30,496
Total assets	$1,247,479	$1,182,685

Liabilities
Current liabilities
Short-term debt	$32,300	$32,500
Accounts payable	256,715	278,099
Other current liabilities	181,937	140,214
Total current liabilities	470,952	450,813
Long-term debt	414,566	452,451
Deferred income taxes	4,242	3,978
Other long-term liabilities	36,732	48,271
Total liabilities	926,492	955,513

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 66,525,269 issued at September 30, 2022 and 66,492,660 at December 31, 2021)	—	—
Additional paid-in capital	564,181	562,340
Retained earnings (deficit)	48,823	(85,439)
Treasury stock (at cost, 3,720,609 shares at September 30, 2022 and 80,876 shares at December 31, 2021)	(23,662)	(1,121)
Accumulated other comprehensive loss	(273,579)	(246,480)
Total Titan shareholders’ equity	315,763	229,300
Noncontrolling interests	5,224	(2,128)
Total equity	320,987	227,172
Total liabilities and equity	$1,247,479	$1,182,685

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Nine months ended September 30,
Cash flows from operating activities:	2022	2021
Net income	$136,212	$21,601
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	32,283	36,345
Loss on sale of the Australian wheel business	10,890	—
Deferred income tax provision	(1,631)	(743)
Income on Brazilian indirect tax credits	(32,043)	—
Gain on fixed asset and investment sale	(256)	(569)
Loss on senior note repurchase	—	16,020
Stock-based compensation	3,113	2,029
Issuance of stock under 401(k) plan	1,186	1,036
Foreign currency gain	(4,176)	(12,042)
(Increase) decrease in assets:
Accounts receivable	(43,499)	(75,456)
Inventories	(44,180)	(89,496)
Prepaid and other current assets	6,361	(14,249)
Other assets	(4,352)	3,175
Increase (decrease) in liabilities:
Accounts payable	(9,516)	92,384
Other current liabilities	49,885	24,207
Other liabilities	1,963	(6,532)
Net cash provided by (used for) operating activities	102,240	(2,290)
Cash flows from investing activities:
Capital expenditures	(32,755)	(24,250)
Proceeds from the sale of the Australian wheel business	9,293	—
Proceeds from sale of fixed assets	680	1,139
Net cash used for investing activities	(22,782)	(23,111)
Cash flows from financing activities:
Proceeds from borrowings	88,907	482,293
Repurchase of senior secured notes	—	(413,000)
Payment on debt	(120,728)	(59,949)
Repurchase of common stock	(25,000)	—
Other financing activities	(720)	(2,069)
Net cash (used for) provided by financing activities	(57,541)	7,275
Effect of exchange rate changes on cash	(3,444)	(4,665)
Net increase (decrease) in cash and cash equivalents	18,473	(22,791)
Cash and cash equivalents, beginning of period	98,108	117,431
Cash and cash equivalents, end of period	$116,581	$94,640
Supplemental information:
Interest paid	$16,813	$15,035
Income taxes paid, net of refunds received	$27,723	$10,766

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and net cash provided by (used for) operating activities to free cash flow, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt and net cash provided by (used for) operating activities to free cash flow, as we believe that they assist investors with analyzing our business results. In addition, management reviews these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and free cash flow should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income attributable to Titan to net income applicable to common shareholders, the most directly comparable GAAP financial measure, for the three and nine-month periods ended September 30, 2022 and 2021.

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

Net income attributable to Titan and applicable to common shareholders	$43,169	$11,187	$134,262	$21,988
Adjustments:
Foreign exchange gain	(1,198)	(416)	(8,749)	(9,125)
Loss on sale of Australian wheel business	—	—	10,890	—
Proceeds from government grant	—	—	(1,324)	—
Loss on senior note repurchase	—	—	—	16,020
Income on Brazilian indirect tax credits, net	(7,881)	—	(22,594)	—
Adjusted net income attributable to Titan and applicable to common shareholders	$34,090	$10,771	$112,485	$28,883

Adjusted earnings per common share:
Basic	$0.54	$0.17	$1.78	$0.47
Diluted	$0.54	$0.17	$1.77	$0.46

Average common shares and equivalents outstanding:
Basic	62,803	62,340	63,107	61,844
Diluted	63,229	62,601	63,587	62,523

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The table below provides a reconciliation of net income to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three and nine-month periods ended September 30, 2022 and 2021.

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

Net income	$42,713	$10,804	$136,212	$21,601
Adjustments:
Provision for income taxes	11,446	5,342	39,128	9,927
Interest expense, excluding interest income	7,792	7,972	23,756	24,081
Depreciation and amortization	10,038	11,427	32,283	36,345
EBITDA	$71,989	$35,545	$231,379	$91,954
Adjustments:
Foreign exchange gain	(1,198)	(416)	(8,749)	(9,125)
Loss on sale of Australian wheel business	—	—	10,890	—
Proceeds from government grant	—	—	(1,324)	—
Loss on senior note repurchase	—	—	—	16,020
Income on Brazilian indirect tax credits	(9,593)	—	(32,043)	—
Adjusted EBITDA	$61,198	$35,129	$200,153	$98,849

The table below sets forth, for the three and nine-month period ended September 30, 2022, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three months ended September 30,			Change due to currency translation		Three months ended September 30,
	2022	2021	% Change from 2021	$	%	Constant Currency
United States	$266,815	$218,185	22.3%	$—	—%	$266,815
Europe / CIS	131,980	110,279	19.7%	(12,666)	(11.5)%	144,646
Latin America	112,419	89,679	25.4%	(1,772)	(2.0)%	114,191
Other International	19,508	32,239	(39.5)%	(6,593)	(20.5)%	26,101
	$530,722	$450,382	17.8%	$(21,031)	(4.7)%	$551,753

	Nine months ended September 30,			Change due to currency translation		Nine months ended September 30,
	2022	2021	% Change from 2021	$	%	Constant Currency
United States	$836,748	$603,795	38.6%	$—	—%	$836,748
Europe / CIS	425,976	343,787	23.9%	(36,835)	(10.7)%	462,811
Latin America	324,149	234,750	38.1%	7,346	3.1%	316,803
Other International	72,741	110,207	(34.0)%	(21,044)	(19.1)%	93,785
	$1,659,614	$1,292,539	28.4%	$(50,533)	(3.9)%	$1,710,147

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	September 30, 2022	December 31, 2021	September 30, 2021

Long-term debt	$414,566	$452,451	$450,999
Short-term debt	32,300	32,500	30,867
Total debt	$446,866	$484,951	$481,866
Cash and cash equivalents	116,581	98,108	94,640
Net debt	$330,285	$386,843	$387,226

The table below provides a reconciliation of net cash provided by (used for) operating activities to free cash flow, which is a non-GAAP financial measure:

	Three months ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

Net cash provided by (used for) operating activities	$53,322	$15,197	$102,240	$(2,290)
Capital expenditures	(13,291)	(9,613)	(32,755)	(24,250)
Free cash flow	$40,031	$5,584	$69,485	$(26,540)

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